Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 27, 2014, relating to the consolidated financial statements of The Wet Seal, Inc. and subsidiaries, and the effectiveness of The Wet Seal, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Wet Seal, Inc. and subsidiaries for the year ended February 1, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 29, 2014